Exhibit 99.1
Callon Petroleum Company Announces First Quarter 2020 Results

HOUSTON, TX (May 11, 2020) - Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today reported results of operations for the three months ended March 31, 2020.

Presentation slides accompanying this earnings release are available on the Company’s website at www.callon.com located on the “Presentations” page within the Investors section of the site.

Recent Actions

In response to the recent commodity price collapse and the global impact of the novel coronavirus pandemic (COVID-19), Callon has taken a number of steps to ensure the safety of our team members, their families, and our service providers, as well as preserve the integrity and value of our business. Some of these recent actions include:

•Instituted updated safety procedures for all field employees and enhanced communication with our current vendors to ensure safe social distancing.
•Material reductions in general and administrative costs including: 35% compensation reduction for board members, 35% reduction in CEO target cash compensation, and at least 25% reduction in target cash compensation by all other officers. This is in addition to previously planned staff reductions and a suspension of hiring activity, contributing to an incremental 15% reduction from post-merger integration targets.
•The Company also announced today that it has further reduced activity, including the suspension of all completion activity in April and moving to one active drilling rig by mid-May. Callon currently forecasts total operational capital expenditures of approximately $250 - $325 million over the remaining three quarters of 2020, assuming resumption of completion activities in the second half of the year. The ultimate timing and level of activity will continue to be based on maximizing free cash flow in 2020 and 2021.

Recent Highlights

•Delivered production of approximately 101 Mboe/d (64% oil), above the high end of guidance, for the first quarter of 2020
•Realized fully diluted earnings per share of $0.55, adjusted income per share of $0.12, net income of $216.6 million, and adjusted EBITDA of $217.5 million(1) for the first quarter of 2020
•Achieved lease operating expense (“LOE”) per Boe of $5.70 for the first quarter of 2020, an improvement of nearly 14% over the comparable three month period ended March 31, 2019
•Enhanced corporate liquidity position through incremental hedging and conversion of previous instruments to NYMEX oil swaps, basis hedges, and incremental gas hedges resulting in a mark-to market value of $245 million as of May 1, 2020
•Achieved new peak efficiency gains with recent Eagle Ford and Midland Basin projects delivering average daily completion rates of more than 2,000 lateral feet per day with completion costs of approximately $250 per lateral foot
•On May 7, completed the spring borrowing base redetermination for Callon’s senior secured credit facility resulting in a facility commitment and elected borrowing base of $1.7 billion along with a new secured leverage ratio covenant to temporarily replace the previous total leverage ratio covenant until March 31, 2022

Joe Gatto, President and Chief Executive Officer commented, “Beginning in early March, our team began taking decisive action to align our activity levels with the current economic environment. We also quickly moved to enhance our cash flow protection through strategic hedging initiatives which provide support as we transition the business to lower levels of activity. Additionally, the leadership team, along with our Board, has made the decision to pare costs through voluntary G&A reductions.”

He continued, “Our operational and financial performance since the beginning of the year clearly demonstrates the collective effort of our organization to execute on our post-merger integration plan and drive the synergies that will position us to manage through a challenging time for our industry. We have developed numerous scenarios that support returning to a modest level of completion activity in the next few months, and our decisions will be based on our outlook for sustainable, unhedged returns on capital that generate incremental value. These scenarios will also be governed by the optimization of free cash flow(2) for debt reduction over the balance of the year while preparing ourselves for a solid foundation into 2021.”

Credit Facility and Liquidity

Callon recently completed the spring redetermination for its senior secured credit facility. The borrowing base and elected commitment were both set at $1.7 billion, relative to a previous elected commitment of $2.0 billion. As of March 31, the drawn balance on the facility was $1.35 billion. Other key elements of the credit facility following the redetermination process include:

•Suspension of the total leverage ratio test until March 31, 2022
•Addition of a secured leverage ratio test of 3.0x
•Temporary waiver of the current ratio test
•Allowance for $400 million of junior secured debt without any reduction to the borrowing base

Operations Update

At March 31, 2020, Callon had 1,439 gross (1,268 net) horizontal wells producing from established flow units in the Permian Basin and Eagle Ford Shale. Net daily production for the three months ended March 31, 2020 grew 150% to 101.0 Mboe/d (64% oil), as compared to the same period of 2019.

For the three months ended March 31, 2020, Callon drilled 40 gross (39.4 net) horizontal wells and placed a combined 36 gross (30.8 net) horizontal wells on production. Of the wells placed on production, 61% were in the Eagle Ford Shale with the remaining 39% in the Permian Basin.

Callon continued to post meaningful gains in efficiency driven by the significant shift to simultaneous operations across the entirety of the asset base. Some of the operational highlights include:

•An improvement of more than 80% in lateral feet completed per crew per day in the Midland Basin (as compared to the first quarter of 2019) with recent projects exceeding 2,000 lateral feet per day
•Recent completion costs in the Midland Basin and Eagle Ford Shale approaching roughly $250 per lateral foot in both areas, representing year over year improvements of roughly 50% and 33% respectively
•A reduction in average drilling days in the Delaware West area (legacy Carrizo properties) of more than 10%
•An increase in drilled footage per day in the Delaware East area (Ward County) of roughly 24% compared to 2019
•Results from recent mega-pad development in the Delaware East region are exceeding estimates for early time oil production while maintaining higher pressures from both the Lower and Upper Wolfcamp A utilizing restricted choke management techniques

The Company recently reduced development activity, relative to the plan previous communicated in the update provided on March 17, in response to further weakness in the commodity prices. All completion activity was suspended in April after the completion of recent projects in the Delaware and Midland Basins. Operations has also reduced drilling activity and expects to be transitioning to a single rig by mid-May.

Recently, Callon entered into additional marketing arrangements to ensure placement of its production volumes. Currently, approximately 60,000 gross barrels of oil per day (“Bbl/d”) are covered by term sales agreements with an agreement for an additional 20,000 to 25,000 barrels currently under negotiation. Additionally, the Company holds 15,000 Bbls/d of firm transport capacity and will add another 10,000 Bbls/d during the third quarter to support movement of oil volumes from the Permian Basin to Gulf Coast markets.

Callon has been closely monitoring field level economics to make decisions regarding voluntary production curtailment decisions. The Company has shut-in approximately 1,500 Bbl/d (gross) through April and expects to reach over 3,000 Bbl/d (gross) during May. June volumes are currently under evaluation. In addition, Callon has deferred the flowback of a recently completed project in the WildHorse area until expected netbacks improve.

Capital Expenditures

For the three months ended March 31, 2020, Callon incurred $277.6 million in operational capital expenditures on an accrual basis. Total capital expenditures, inclusive of capitalized expenses, are detailed below on an accrual and cash basis (in thousands):

	Three Months Ended March 31, 2020
	Operational	Capitalized	Capitalized	Total Capital
	Capital (a)	Interest	G&A	Expenditures
Cash basis (b)	$197,483	$19,395	$7,570	$224,448
Timing adjustments (c)	84,594	4,590	—	89,184
Non-cash items	(4,437)	—	(168)	(4,605)
Accrual basis	$277,640	$23,985	$7,402	$309,027

(a)Includes seismic, land, technology, and other items.
(b)Cash basis is presented here to help users of financial information reconcile amounts from the cash flow statement to the balance sheet by accounting for timing related changes in working capital that align with our development pace and rig count.
(c)Includes timing adjustments related to cash disbursements in the current period for capital expenditures incurred in the prior period.

Operating and Financial Results

The following table presents summary information for the periods indicated:

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Net production
Oil (MBbls)	5,847	3,234	2,858
Natural gas (MMcf)	9,793	5,530	4,619
NGLs (MBbls)	1,707	135	—
Total barrels of oil equivalent (MBoe)	9,186	4,291	3,628
Total daily production (Boe/d)	100,955	46,641	40,311
Oil as % of total daily production	64%	75%	79%
Average realized sales price (excluding impact of settled derivatives)
Oil (per Bbl)	$45.45	$56.61	$49.37
Natural gas (per Mcf)	0.62	1.98	2.59
NGLs (per Bbl)	10.62	15.37	—
Total (per BOE)	31.56	45.70	42.18
Average realized sales price (including impact of settled derivatives)
Oil (per Bbl)	$48.90	$55.33	$48.83
Natural gas (per Mcf)	1.13	2.12	2.86
NGLs (per Bbl)	10.62	15.37	—
Total (per Boe)	34.30	44.92	42.11
Revenues (in thousands)
Oil	$265,767	$183,071	$141,098
Natural gas	6,029	10,949	11,949
NGLs	18,123	2,075	—
Total revenues	289,919	196,095	153,047
Additional per Boe data
Sales price (a)	$31.56	$45.70	$42.18
Lease operating expense	5.70	5.90	6.63
Production taxes	2.14	2.06	2.98
Gathering, transportation and processing	1.57	—	—
Operating margin	$22.15	$37.74	$32.57

Depletion, depreciation and amortization	$14.31	$14.30	$16.59
Adjusted G&A (b)
Cash component (c)	$1.20	$2.41	$2.28
Non-cash component	$0.41	0.53	0.44

(a)Excludes the impact of settled derivatives.
(b)Excludes certain non-recurring expenses and non-cash valuation adjustments. Adjusted G&A is a non-GAAP financial measure; see the reconciliation provided within this press release for a reconciliation of G&A expense on a GAAP basis to Adjusted G&A expense.
(c)Excludes the amortization of equity-settled, share-based incentive awards.

Total Revenue. For the quarter ended March 31, 2020, Callon reported total revenue of $289.9 million and total revenue including the gain or loss from the settlement of derivative contracts (“Adjusted Total Revenue,”(1)) of $315.0 million, reflecting the impact of a $25.1 million gain from the settlement of derivative contracts. Average daily production for the quarter was 101.0 Mboe/d, compared to average daily production of 46.6 Mboe/d in the fourth quarter of 2019. Average realized prices, including and excluding the effects of hedging, are detailed above.

Hedging impacts. For the quarter ended March 31, 2020, the net gain (loss) on commodity derivative instruments includes the following (in thousands):

Three Months Ended March 31, 2020
Gain (loss) on oil derivatives	$257,323
Gain (loss) on natural gas derivatives	(6,829)
Gain (loss) on total commodity derivatives	$250,494

For the quarter ended March 31, 2020, the cash received (paid) for commodity derivative settlements includes the following (in thousands):

Three Months Ended March 31, 2020
Cash paid on oil derivatives	($1,777)
Cash received on gas derivatives	4,390
Cash received for commodity derivative settlements	$2,613

Lease Operating Expenses, including workover (“LOE”). LOE per Boe for the three months ended March 31, 2020 was $5.70 per Boe, compared to LOE of $5.90 per Boe in the fourth quarter of 2019. LOE on a per unit basis is fairly consistent with the previous quarter.

Production Taxes, including ad valorem taxes. Production taxes were $2.14 per Boe for the three months ended March 31, 2020, representing approximately 6.8% of total revenue before the impact of derivative settlements.

Gathering, Transportation and Processing Expenses. Gathering, transportation and processing costs for the three months ended March 31, 2020 were $14.4 million. The increase is primarily due to the assumption of processing agreements in the Carrizo acquisition and certain contract modifications effective January 1, 2020. As such, the Company now records contractual fees associated with gathering, processing, treating and compression, as well as any transportation fees incurred to deliver the product to the purchaser, as gathering, transportation and processing expense. These fees were historically recorded as a reduction of revenue depending on when control transferred to the purchaser.

Depreciation, Depletion and Amortization (“DD&A”). DD&A for the three months ended March 31, 2020 was consistent at $14.31 per Boe compared to $14.30 per Boe in the fourth quarter of 2019.

General and Administrative (“G&A”). G&A was $8.3 million, or $0.91 per Boe, and G&A, excluding certain non-cash incentive share-based compensation valuation adjustments, (“Adjusted G&A”, a non-GAAP measure1) was $14.8 million, or $1.62 per Boe, for the three months ended March 31, 2020 and $12.6 million, or $2.94 per Boe, for the fourth quarter of 2019. The cash component of Adjusted G&A was $11.1 million, or $1.20 per Boe, for the three months ended March 31, 2020 compared to $10.3 million, or $2.41 per Boe, for the fourth quarter of 2019.

For the three months ended March 31, 2020, G&A and Adjusted G&A, which excludes the amortization of equity-settled and share-based incentive awards, are calculated as follows (in thousands):

Three Months Ended March 31, 2020
Total G&A expense	$8,325
Change in the fair value of liability share-based awards (non-cash)	6,516
Adjusted G&A – total	14,841
Restricted stock share-based compensation (non-cash)	(3,776)
Adjusted G&A – cash component	$11,065

Income Tax Expense. Callon provides for income taxes at the statutory rate of 21% adjusted for permanent differences expected to be realized. Callon recorded income tax expense of $64.0 million for the three months ended March 31, 2020, compared to income tax expense of $5.9 million for the three months ended December 31, 2019. The change in income tax expense is largely proportional to the amount of income before income taxes generated in the respective periods.

Outlook

Due to uncertain nature of the current commodity markets and the underlying supply and demand landscape, Callon will not be providing full year guidance for 2020. As market dynamics evolve in the upcoming months, the Company will be in a better position to comment on the details surrounding long term expectations. In the interim, Callon believes the following commentary may provide additional insight to investors:

•Callon currently expects to spend less than $100 million in operational capital in the second quarter of 2020
•Second quarter production is currently expected to be in excess of 105 Mboe/d, including the impact of planned curtailments through May 2020
•Assuming an improvement in benchmark commodity price and basis expectations for 2H20 and outlook for 2021, a potential return to modest completion activity at some point during 2H20 after suspending activity in April (associated total operational capital scenarios of $250 - $325 million for the remaining nine months of 2020, which includes the $100 million planned for the second quarter)
•We are not considering a scenario in which total operational capital for 2020 would exceed $525 - $600 million following a $278 million spend in the first quarter that converted a large number of uncompleted wells from year-end 2019 to production
•The Company expects to exit the second quarter with an inventory of approximately 70 drilled, uncompleted wells that will provide a potential path for capital efficient production additions in the coming months
•The Company expects to generate between $25 million and $100 million of free cash flow(2) during the final three quarters of 2020 under the range of “return to activity” scenarios assuming average WTI oil prices of $25 - $30/Bbl over that period
•Under these potential scenarios, full year 2020 oil production is estimated to be inline or above 1Q20 volumes and 2021 maintenance capital relative to fourth quarter 2020 volumes is estimated to be below $500 million
•First quarter LOE and cash G&A expenses, on an absolute basis, are expected to be the highest of any quarter for the full year

First Quarter 2020 Earnings Conference Call

The Company has posted presentation slides accompanying this earnings release and an associated, pre-recorded webcast discussion on the Company’s website. The presentation slides and associated webcast can both be found at www.callon.com located on the “News/Events” page within the Investors section on the site. The Company’s previously scheduled conference call to discuss first quarter results on Monday, May 11, 2020, at 10:00 am CDT is canceled.

Hedge Portfolio Summary
The following table summarizes Callon’s open derivative positions as of March 31, 2020 for the periods indicated:

	For the Remainder		For the Full Year
Oil contracts (WTI)	of 2020		of 2021
Swap contracts
Total volume (Bbls)	13,085,720		—
Weighted average price per Bbl	$42.11		$—
Swap contracts with short puts
Total volume (Bbls)	1,650,000		—
Weighted average price per Bbl
Swap	$56.06		$—
Floor (short put)	$42.50		$—
Short call contracts
Total volume (Bbls)	2,750,000	(1)	4,825,300	(1)
Weighted average price per Bbl	$45.59		$63.62

Oil contracts (Brent ICE)
Swap contracts
Total volume (Bbls)	366,000		—
Weighted average price per Bbl	$46.15		$—

Oil contracts (Midland basis differential)
Swap contracts
Total volume (Bbls)	6,574,800		4,015,100
Weighted average price per Bbl	($1.24)		$0.40

Oil contracts (Argus Houston MEH basis differential)
Swap contracts
Total volume (Bbls)	4,612,205		—
Weighted average price per Bbl	($0.24)		$—
Oil contracts (Argus Houston MEH swaps)
Swap contracts
Total volume (Bbls)	504,500		—
Weighted average price per Bbl	$58.22		$—

Natural gas contracts (Henry Hub)
Collar contracts (three-way collars)
Total volume (MMBtu)	3,665,000		1,350,000
Weighted average price per MMBtu
Ceiling (short call)	$2.74		$2.70
Floor (long put)	$2.48		$2.42
Floor (short put)	$2.00		$2.00
Swap contracts
Total volume (MMBtu)	9,170,000		—
Weighted average price per MMBtu	$2.20		$—
Short call contracts
Total volume (MMBtu)	9,075,000		7,300,000
Weighted average price per MMBtu	$3.50		$3.09

Natural gas contracts (Waha basis differential)
Swap contracts
Total volume (MMBtu)	18,982,000		—
Weighted average price per MMBtu	($1.08)		$—
(1) Premiums from the sale of call options were used to increase the fixed price of certain simultaneously executed price swaps.

Adjusted Income and Adjusted EBITDA. The Company reported income available to common stockholders of $216.6 million, or $0.55 per fully dilued share, for the three months ended March 31, 2020, and Adjusted Income available to common stockholders of $46.7 million, or $0.12 per fully diluted share. The following tables reconcile the Company’s income (loss) available to common stockholders to Adjusted Income, and the Company’s net income (loss) to Adjusted EBITDA:

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(In thousands except per share data)
Income (loss) available to common stockholders	$216,565	($23,543)	($21,367)
(Gain) loss on derivative contracts	(251,969)	30,694	67,260
Gain (loss) on commodity derivative settlements, net	25,126	(3,353)	(290)
Non-cash stock-based compensation expense	(2,972)	3,390	6,426
Merger and integration expense	15,830	68,420	—
Other (income) expense	(1,029)	—	—
Loss on extinguishment of debt	—	4,881	—
Tax effect on adjustments above	45,153	(21,847)	(15,413)
Adjusted Income (1)	$46,704	$58,642	$36,616
Adjusted Income per fully diluted common share (1)	$0.12	$0.24	$0.16

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(In thousands)
Net income (loss)	$216,565	($23,543)	($19,543)
(Gain) loss on derivative contracts	(251,969)	30,694	67,260
Gain (loss) on commodity derivative settlements, net	25,126	(3,353)	(290)
Non-cash stock-based compensation expense	(2,972)	3,390	6,426
Merger and integration expense	15,830	68,420	—
Other (income) expense	(1,029)	145	157
Income tax (benefit) expense	64,048	5,857	(5,149)
Interest expense	20,478	689	738
Depreciation, depletion and amortization	131,463	63,198	60,913
Loss on extinguishment of debt	—	4,881	—
Adjusted EBITDA (1)	$217,540	$150,378	$110,512

Adjusted Discretionary Cash Flow. Operating cash flow was $191.7 million and adjusted discretionary cash flow, a non-GAAP measure(1), was $176.9 million for the three months ended March 31, 2020. Adjusted discretionary cash flow is reconciled to operating cash flow in the following table:

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$216,565	($23,543)	($19,543)
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, depletion and amortization	131,463	63,198	60,913
Amortization of non-cash debt related items	407	689	738
Deferred income tax (benefit) expense	64,048	5,857	(5,149)
(Gain) loss on derivatives, net of settlements	(251,969)	30,694	67,260
Cash (paid) received for commodity derivative settlements, net	2,613	(3,353)	(290)
(Gain) loss on sale of other property and equipment	—	(126)	28
Non-cash stock-based compensation expense	(2,972)	3,417	6,426
Non-cash loss on early extinguishment of debt	—	4,881	—
Merger and integration expense	15,830	68,420	—
Other, net	890	—	—
Adjusted discretionary cash flow (1)	$176,875	$150,134	$110,383
Changes in working capital	31,404	58,587	(33,864)
Payments to settle asset retirement obligations	—	(2,723)	(664)
Merger and integration expense	(15,830)	(68,420)	—
Payments to settle vested liability share-based awards	(754)	—	(1,296)
Net cash provided by operating activities	$191,695	$137,578	$74,559

Adjusted Total Revenue. Adjusted total revenue(1) for the three months ended March 31, 2020 was $315.0 million and is reconciled to total operating revenues in the following table:

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(In thousands)
Operating Revenues
Oil	$265,767	$183,071	$141,098
Natural gas	6,029	10,949	11,949
Natural gas liquids	18,123	2,075	—
Total operating revenues	$289,919	$196,095	$153,047
Gain (loss) on commodity derivative settlements, net	25,126	(3,353)	(290)
Adjusted total revenue	$315,045	$192,742	$152,757

Callon Petroleum Company
Consolidated Balance Sheets
(In thousands, except par and per share data)
(Unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$14,800	$13,341
Accounts receivable, net	93,006	209,463
Fair value of derivatives	224,665	26,056
Other current assets	24,280	19,814
Total current assets	356,751	268,674
Oil and natural gas properties, full cost accounting method:
Evaluated properties	5,036,095	4,682,994
Unevaluated properties	1,809,104	1,986,124
Total oil and natural gas properties, net	6,845,199	6,669,118
Operating lease right-of-use assets	56,050	63,908
Other property and equipment, net	33,216	35,253
Deferred tax asset	51,250	115,720
Deferred financing costs	21,383	22,233
Fair value of derivatives	1,983	9,216
Other assets, net	14,129	10,716
Total assets	$7,379,961	$7,194,838
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$525,326	$511,622
Operating lease liabilities	37,686	42,858
Fair value of derivatives	4,851	71,197
Other current liabilities	15,905	26,570
Total current liabilities	583,768	652,247
Long-term debt	3,250,912	3,186,109
Operating lease liabilities	35,746	37,088
Asset retirement obligations	50,531	48,860
Deferred tax liability	—	—
Fair value of derivatives	4,257	32,695
Other long-term liabilities	11,844	14,531
Total liabilities	3,937,058	3,971,530
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 525,000,000 shares authorized; 396,738,180 and 396,600,022 shares outstanding, respectively	3,967	3,966
Capital in excess of par value	3,201,105	3,198,076
Retained earnings	237,831	21,266
Total stockholders’ equity	3,442,903	3,223,308
Total liabilities and stockholders’ equity	$7,379,961	$7,194,838

Callon Petroleum Company
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Operating revenues:
Oil	$265,767	$141,098
Natural gas	6,029	11,949
Natural gas liquids	18,123	—
Total operating revenues	289,919	153,047
Operating Expenses:
Lease operating	52,383	24,067
Production and ad valorem taxes	19,680	10,813
Gathering, transportation and processing	14,378	—
Depreciation, depletion and amortization	131,463	60,184
General and administrative	8,325	14,777
Merger and integration expenses	15,830	—
Other operating	—	157
Total operating expenses	242,059	109,998
Income From Operations	47,860	43,049

Other (Income) Expenses:
Interest expense, net of capitalized amounts	20,478	738
(Gain) loss on derivative contracts	(251,969)	67,260
Other income	(1,262)	(257)
Total other (income) expense	(232,753)	67,741

Income (Loss) Before Income Taxes	280,613	(24,692)
Income tax (expense) benefit	(64,048)	5,149
Net Income (Loss)	216,565	(19,543)
Preferred stock dividends	—	(1,824)
Income (Loss) Available to Common Stockholders	$216,565	($21,367)

Income (Loss) Available to Common Stockholders Per Common Share:
Basic	$0.55	($0.09)
Diluted	$0.55	($0.09)
Weighted Average Common Shares Outstanding:
Basic	396,682	227,784
Diluted	396,836	227,784

Callon Petroleum Company
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$216,565	($19,543)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	131,463	60,913
Amortization of non-cash debt related items	407	738
Deferred income tax (benefit) expense	64,048	(5,149)
(Gain) loss on derivative contracts	(251,969)	67,260
Cash (paid) received for commodity derivative settlements	2,613	(290)
Loss on sale of other property and equipment	—	28
Non-cash expense related to equity share-based awards	3,776	4,545
Change in the fair value of liability share-based awards	(6,748)	1,881
Payments to settle asset retirement obligations	—	(664)
Payments for cash-settled restricted stock unit awards	(754)	(1,296)
Other, net	890	—
Changes in current assets and liabilities:
Accounts receivable	115,873	(5,390)
Other current assets	(781)	(2,294)
Current liabilities	(83,688)	(26,003)
Other	—	(177)
Net cash provided by operating activities	191,695	74,559
Cash flows from investing activities:
Capital expenditures	(224,448)	(193,211)
Acquisitions	—	(27,947)
Proceeds from sale of assets	10,240	13,879
Cash paid for settlements of contingent consideration arrangements, net	(40,000)	—
Other, net	(158)	—
Net cash used in investing activities	(254,366)	(207,279)
Cash flows from financing activities:
Borrowings on senior secured revolving credit facility	4,291,000	220,000
Payments on senior secured revolving credit facility	(4,226,000)	(90,000)
Payment of preferred stock dividends	—	(1,824)
Payment of deferred financing costs	(275)	—
Tax withholdings related to restricted stock units	(313)	(1,025)
Other, net	(282)	—
Net cash provided by financing activities	64,130	127,151
Net change in cash and cash equivalents	1,459	(5,569)
Balance, beginning of period	13,341	16,051
Balance, end of period	$14,800	$10,482

Non-GAAP Financial Measures and Reconciliations

This news release refers to non-GAAP financial measures such as “Free Cash Flow,” “Adjusted Discretionary Cash Flow,” “Adjusted G&A,” “Adjusted Income,” “Adjusted EBITDA” and “Adjusted Total Revenue.” These measures, detailed below, are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.
•Free Cash Flow is a supplemental non-GAAP measure. Free Cash Flow is defined by the Company as Adjusted EBITDA less operational capital, capitalized interest, net interest expense and capitalized G&A. We believe free cash flow is a comparable metric against other companies in the industry and is a widely accepted financial indicator of an oil and natural gas company’s ability to generate cash for the use of internally funding their capital development program and to service or incur debt. Free cash flow is not a measure of a company’s financial performance under GAAP and should not be considered as an alternative to net cash provided by operating activities, or as a measure of liquidity, or as an alternative to net income (loss).
•Callon believes that the non-GAAP measure of Adjusted Discretionary Cash Flow is a comparable metric against other companies in the industry and is a widely accepted financial indicator of an oil and natural gas company’s ability to generate cash for the use of internally funding their capital development program and to service or incur debt. Adjusted Discretionary Cash Flow is defined by Callon as net cash provided by operating activities before changes in working capital and payments to settle asset retirement obligations and vested liability share-based awards. Callon has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements, which the Company may not control and the cash flow effect may not be reflected the period in which the operating activities occurred. Adjusted Discretionary Cash Flow is not a measure of a company’s financial performance under GAAP and should not be considered as an alternative to net cash provided by operating activities (as defined under GAAP), or as a measure of liquidity, or as an alternative to net income.
•Adjusted general and administrative expense (“Adjusted G&A”) is a supplemental non-GAAP financial measure that excludes non-cash valuation adjustments related to incentive compensation plans, as well as other non-cash expenses. Callon believes that the non-GAAP measure of Adjusted G&A is useful to investors because it provides readers with a meaningful measure of our recurring G&A expense and provides for greater comparability period-over-period. The table contained within this release details all adjustments to G&A on a GAAP basis to arrive at Adjusted G&A.
•Callon believes that the non-GAAP measure of Adjusted Income available to common shareholders (“Adjusted Income”) and Adjusted Income per fully diluted common share are useful to investors because they provide readers with a meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. These measures exclude the net of tax effects of certain non-recurring items and non-cash valuation adjustments, which are detailed in the reconciliation provided.
•Callon calculates adjusted earnings before interest, income taxes, depreciation, depletion and amortization (“Adjusted EBITDA”) as net income (loss) before interest expense, income tax expense (benefit), depreciation, depletion and amortization, (gains) losses on derivative instruments excluding net settled derivative instruments, non-cash stock-based compensation expense, merger and integration expense, loss on extinguishment of debt, and other operating expenses. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. However, the Company believes that Adjusted EBITDA provides additional information with respect to our performance or ability to meet our future debt service, capital expenditures and working capital requirements. Because Adjusted EBITDA excludes some, but not all, items that affect net income (loss) and may vary among companies, the Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.
•Callon believes that the non-GAAP measure of Adjusted Total Revenue is useful to investors because it provides readers with a revenue value more comparable to other companies who engage in price risk management activities through the use of commodity derivative instruments and reflects the results of derivative settlements with expected cash flow impacts within total revenues.

About Callon Petroleum Company

Callon Petroleum is an independent oil and natural gas company focused on the acquisition, exploration and development of high-quality assets in the leading oil plays of South and West Texas.

This news release is posted on the Company’s website at www.callon.com and will be archived there for subsequent review under the “News” link on the top of the homepage.

Cautionary Statement Regarding Forward-Looking Information
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding the Company’s wells anticipated to be drilled and placed on production; future levels of drilling activity and associated production and cash flow expectations; the Company’s production guidance and capital expenditure forecast; estimated reserve quantities and the present value thereof; anticipated returns and financial position; and the implementation of the Company’s business plans and strategy, as well as statements including the words “believe,” “expect,” “may,” "will,” "forecast,” “outlook,” “plans” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. No assurances can be given, however, as of this date, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Any forward-looking statement speaks only as of the date of which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the volatility of oil, natural gas and natural gas liquids (“NGLs”) prices or a prolonged period of low oil, natural gas or NGLs prices and the effects of actions by, or disputes among or between significant oil and natural gas producing countries, general economic conditions, including the availability of credit and access to existing lines of credit; the effects of excess supply of oil and natural gas resulting from reduced demand caused by the COVID-19 pandemic and the actions of certain oil and natural gas producing countries; our ability to drill and complete wells; operational, regulatory and environment risks; cost and availability of equipment and labor; our ability to finance our activities; the ultimate timing, outcome and results of integrating the operations of Carrizo Oil & Gas, Inc. and Callon; and the ability of the combined company to realize anticipated synergies and other benefits in the timeframe expected or at all; and other risks more fully discussed in our filings with the Securities and Exchange Commission (the “SEC”), including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and subsequent Quarterly Reports on Form 10-Q, available on our website or the SEC’s website at www.sec.gov.

Contact Information

Mark Brewer
Director of Investor Relations
Callon Petroleum Company
ir@callon.com
(281) 589-5200

1) See “Non-GAAP Financial Measures and Reconciliations” included within this release for related disclosures and calculations.
2) Free cash flow (“FCF”) defined as Adjusted EBITDA minus the sum of operational capital, capitalized interest, capitalized G&A, and interest expense. Adjusted EBITDA is a non- GAAP financial measure; please refer to the Important Disclosures for a definition on Adjusted EBITDA as calculated by Callon and the Appendix for reconciliation.